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                                  Exhibit 10-Q

March 15, 2001


Mr. Curt Rocca
Chief Executive Officer
Douglas, Curtis & Allyn, LLC
9712 Merriweather Court
Granite Bay, CA   95746

Dear Curt,

In follow up to our recent meeting and subsequent conversations, this engagement letter ("Agreement") shall define the terms of our agreement under which Douglas, Curtis & Allyn, LLC ("DCA") will provide Business Development and certain other related services for Zila, Inc. and subsidiaries thereof ("Zila"), subject to the approval of the Zila Board of Directors on March 14, 2001.

DCA shall, effective March 15, 2001, take on the role as non-exclusive business development representative for Zila, pursuing strategic partnerships, acquisitions, divestitures, etc. on behalf of the Company, in accordance with directions from Joe Hines and/or Brad Anderson. It is understood that this is an independent contractor relationship and will be for approximately 600 hours per year, with certain periods of time requiring a heavier concentration of effort than others. DCA shall primarily focus its efforts on the Professional Dental market, but shall also be available to assist Zila on other strategic initiatives as may be requested by Zila.

In this capacity, DCA will, among other things, perform the following functions, as requested:

         [ ] Consult with Joe Hines and division heads to understand the strategic plan for the Professional Products Group, and to identify potential partner / acquisition opportunities which may be consistent with such strategic plan(s)

         [ ] Prospect (through direct mail, e-mail, telephone, and personal meetings) potential acquisitions or strategic partners within the professional dental market

         [ ] Attend industry trade shows or other events as Zila may reasonably request

         [ ] Assist in the disposition of any assets or business units, as appropriate

         [ ] Sell Zila within the professional dental industry as a company that others would like to be a part of

         [ ]  Help to negotiate transaction terms

         [ ]  Help to coordinate (but not conduct) the due-diligence process

         [ ] Develop financial analyses related to potential transactions, including ROI, ROE and dilution analysis

         [ ] Develop Board level presentations for deals on which we have successfully negotiated terms

         [ ]  Assist with the documentation process of all transactions

         [ ]  Assist in developing a post-closing integration strategy

         [ ] Assist Zila pursue corporate transactions in other areas of its business, as requested

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In exchange for the provision of these services, DCA will receive a monthly retainer of $5000 per month, paid in advance on the first of each month. In addition, DCA will be reimbursed for any reasonable out-of-pocket expenses incurred in performing its services for Zila within 10 days of the submission of such expenses for reimbursement. Notwithstanding the foregoing, any such expenses over $500 shall require pre-approval by Joe Hines or another authorized Zila representative.

In addition to the retainer described above, DCA shall also earn a Success Fee equal to 1% of each Transaction Value paid in cash at the time of the closing of such Transaction. For the purposes of this Agreement, a Transaction shall be defined as any acquisition, divestiture, merger, change of control, sale of substantial assets, consolidation, reorganization, or recapitalization where (i) Zila has requested the assistance of DCA to find, solicit, or negotiate such Transaction, or (ii) DCA has first introduced such proposed Transaction to Zila.

For purposes of this agreement, the term Transaction Value shall mean (a) the total amount of cash paid; plus (b) the fair market value of any assets, securities or other property or rights transferred (including, without limitation, payments to be made under non-competition, employment, or similar arrangements), except debt instruments which are issued, assumed or forgiven, which shall be valued at the face amount thereof. For purposes of calculating the Success Fee, the fair market value of securities for which there is an established trading market shall be the closing sale price of the securities on the trading day preceding the closing of the transaction. The fair market value of any assets, securities, property or rights (other than as provided above) will be mutually agreed upon by Zila and DCA. If the parties can not agree on the fair market value of such assets, securities, property or rights, then they will choose a qualified appraiser of national standing to conclusively determine such fair market value. DCA and Zila will share equally the expense of any such qualified appraiser.

The term of this agreement shall be for a period of one year, after which time it shall automatically renew for subsequent one-year terms. This agreement may be terminated at any time following the end of the first year, with or without cause, by DCA or Zila upon receipt of written notice to the other party to that effect. However, following termination, DCA shall be entitled to receive the Success Fee outlined above for any Transaction initiated during the term of this Agreement which closes within one year following such termination.

Zila agrees to indemnify and hold harmless DCA and its affiliates, and their respective members, officers, directors, shareholders, employees, agents, and all other parties affiliated with DCA ("Indemnified Person") from and against any losses, claims, damages or liabilities relating to, arising out of, or in connection with the engagement hereunder and the performance of the services contemplated hereunder. Accordingly, Zila will reimburse each Indemnified Person for all expenses (including fees and expenses of counsel) as they are incurred in connection with investigating, preparing, pursuing, or defending any action, claim, suit, investigation, or proceeding relating to the engagement hereunder, whether pending or threatened, and whether or not any Indemnified Party is a party. HOWEVER, in no event shall Zila be responsible for any such indemnification where it is judicially determined that any such losses, claims, damages, or liabilities resulted from the bad faith, gross negligence, or fraud of any Indemnified Person; provided, however, that if it is judicially determined that Zila's losses, claims, damages or liabilities resulted from the bad faith, gross negligence or fraud of DCA, DCA shall promptly reimburse Zila for any expenses incurred (including fees and expenses of counsel) to obtain the judicial determination.

Mr. Rocca, the Chief Executive Officer of DCA, also serves as a director of Zila, Inc. Mr. Rocca agrees to comply with any conflict of interest procedures instituted by Zila's Board of Directors.

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DCA shall perform the Services as an independent contractor to the Company, and
DCA shall serve as an advisor to, and not an agent of, Zila. Liability of DCA under this Agreement shall be limited to the greater of $200,000 or the amount of fees paid hereunder, and further limited pursuant to the terms of indemnification contained herein. DCA will exercise diligence in rendering its advice and performing the Services, however the final decision and sole responsibility for all decisions and actions shall remain with Zila. This Agreement shall be construed, interpreted and applied in accordance with the laws of the State of Arizona, without regard to principles of conflicts of law. Any dispute arising as a result of this Agreement shall be settled by arbitration in accordance with the rules of the American Arbitration Association ("AAA"), Maricopa County, Arizona.


                                                Sincerely,

                                                /s/ Joseph Hines
                                                Joseph Hines
                                                President/CEO


                  ACCEPTED:


/s/Curtis M. Rocca
Curtis M. Rocca III for Douglas, Curtis & Allyn, LLC        Date: March 15, 2001


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